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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 4)*

                                   Lesco, Inc.
            ---------------------------------------------------------
                                (Name of Issuer)

                        Common Shares, Without Par Value
           -----------------------------------------------------------
                         (Title of Class of Securities)


                                   526872 10 6
           ----------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
           ----------------------------------------------------------
                          (Date of Event Which Requires
                            Filing of this Statement)


         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:


            [ ]            Rule 13d-1(b)

            [X]            Rule 13d-1(c)

            [ ]            Rule 13d-1(d)


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Explanatory Note:

This Amendment No. 4 to Schedule 13G is being filed to correct clerical errors in the number of shares reported in the Reporting Person's Amendment No. 3 to
Schedule 13G filed on February 11, 2000.




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CUSIP NO.:  526872 10 6
            ------------------------------

(1)      NAME OF REPORTING PERSON:  Naomi C. FitzGibbon
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only):


--------------------------------------------------------------------------------

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:      (a)      [ ]
         (SEE INSTRUCTIONS)
                                                                (b)      [X]

(3)      SEC USE ONLY


--------------------------------------------------------------------------------

(4)      CITIZENSHIP OR PLACE OF ORGANIZATION:

         United States

--------------------------------------------------------------------------------

         NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

                  (5)      SOLE VOTING POWER:

                           638,480
                           -----------------------------------------------------
                  (6)      SHARED VOTING POWER:

                           9,680
                           -----------------------------------------------------
                  (7)      SOLE DISPOSITIVE POWER:

                           638,480
                           -----------------------------------------------------
                  (8)      SHARED DISPOSITIVE POWER:

                           9,680
                           -----------------------------------------------------

(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

         648,160.

         Pursuant to Section 240.13d-4 of the Act, the filing of this Schedule 13G shall not be construed as an admission that the reporting person is, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any of the securities covered by this Schedule 13G.

--------------------------------------------------------------------------------

(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [ ] (SEE INSTRUCTIONS)



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(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

         7.7%  (See Note 1)

         -----------------------------------------------------------------------

(12)     TYPE OF REPORTING PERSON:
         (SEE INSTRUCTIONS)

         IN
         -----------------------------------------------------------------------
         Note 1- This percentage is based on 8,444,763 shares of Common Stock outstanding as of November 11, 1999.


ITEM 1(a)                  NAME OF ISSUER:  Lesco, Inc.

ITEM 1(b)                  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           20005 Lake Road
                           Rocky River, Ohio 44116

ITEM 2(a)                  NAME OF PERSON FILING:

                           Naomi C. FitzGibbon

ITEM 2(b)                  ADDRESS OR PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:

                           1285 Gulf Shore Boulevard, North 6-D
                           Naples, Florida 34102

ITEM 2(c)                  CITIZENSHIP:

                           United States

ITEM 2(d)                  TITLE OF CLASS OF SECURITIES:

                           Common Shares, Without Par Value

ITEM 2(e)                  CUSIP NUMBER:

                           526872 10 6

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

         (a)     [ ]       BROKER OR DEALER REGISTERED UNDER SECTION 15 OF THE
                           ACT.

         (b)     [ ]       BANK AS DEFINED IN SECTION 3(a)(6) OF THE ACT.

         (c)     [ ]       INSURANCE COMPANY AS DEFINED IN SECTION 3(a)(19) OF
                           THE ACT.



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         (d)       [ ]     INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF THE
                           INVESTMENT COMPANY ACT.

         (e)       [ ]     INVESTMENT ADVISER REGISTERED UNDER SECTION 203 OF
                           THE INVESTMENT ADVISERS ACT OF 1940.

         (f)       [ ]     EMPLOYEE BENEFIT PLAN OR ENDOWMENT FUND IN ACCORDANCE
                           WITH SECTION 240.13d-1(b)(1)(ii)(F).

         (g)       [ ]     PARENT HOLDING COMPANY OR CONTROL PERSON, IN
                           ACCORDANCE WITH SECTION 240.13d-1(b)(1)(ii)(G).

         (h)       [ ]     SAVINGS ASSOCIATIONS AS DEFINED IN SECTION 3(b) OF
                           THE FEDERAL DEPOSIT INSURANCE ACT;

         (i)       [ ]     CHURCH PLAN THAT IS EXCLUDED FROM THE DEFINITION OF
                           AN INVESTMENT COMPANY UNDER SECTION 3(c)(14) OF THE
                           INVESTMENT COMPANY ACT OF 1940;

         (j)       [ ]     GROUP, IN ACCORDANCE WITH SECTION
                           240.13d-1(b)(1)(ii)(J).


                   [X]     NOT APPLICABLE

ITEM 4.                    OWNERSHIP.

                           (a) AMOUNT BENEFICIALLY OWNED: See Item 9 of cover page.

                           (b)      PERCENT OF CLASS:  See Item 11 of cover
                                    page.

                           (c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON
                                    HAS:

                                 (i)        SOLE POWER TO VOTE OR TO DIRECT THE
                                            VOTE:

                                            See Item 5 of cover page.

                                (ii)        SHARED POWER TO VOTE OR TO DIRECT
                                            THE VOTE:

                                            See Item 6 of cover page.

                               (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                                            See Item 7 of cover page.

                                (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                                            See Item 8 of cover page.

ITEM 5.                    OWNERSHIP OF 5 PERCENT OR LESS OF A CLASS.

                           Not Applicable.




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ITEM 6.                    OWNERSHIP OF MORE THAN 5 PERCENT ON BEHALF OF ANOTHER
                           PERSON.

                           Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                           Not Applicable.

ITEM 8.                    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                           GROUP.

                           Not Applicable.

ITEM 9.                    NOTICE OF DISSOLUTION OF GROUP.

                           Not Applicable.

ITEM 10.                   CERTIFICATION.

                           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                           SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                        3/7/00
                                        ----------------------------------------
                                                        Date


                                         /s/               *
                                        ----------------------------------------
                                                      Signature


                                        Naomi C. FitzGibbon
                                        ----------------------------------------
                                                   Name

                                        *By:  /s/ Glenn E. Morrical
                                            ------------------------------------
                                            Glenn E. Morrical, Attorney-in-Fact
                                            Pursuant to power of attorney
                                            previously filed.



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                                  EXHIBIT INDEX
                                  -------------


Number            Description of Document
------            -----------------------


Exhibit 99 Power of Attorney (incorporated by reference from the Schedule 13G filed by the Reporting Person on February 17, 1998)




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